NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS FEBRUARY
COMPARABLE STORE SALES INCREASE ONE PERCENT;
REGULAR QUARTERLY DIVIDEND DECLARED

PEMBROKE PINES, FL., March 8, 2007. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended March 3, 2007 comparable store sales increased one percent compared to the four week period last year that ended on February 25, 2006 when comparable store sales rose by four percent. Total sales during the four week period ended March 3, 2007 increased nine percent to $98,898,000 compared with $90,939,000 for the comparable four week period last year.

Comparable store sales results for February 2007 compared to February 2006 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: positive low single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

Bonnie Schaefer and Marla Schaefer, Co-Chairmen and Co-CEO’s jointly stated that, “We are pleased that we have begun the new fiscal year with positive comparable store sales. This was accomplished despite the continued fluctuations in our European business as well as a number of severe storms in North America, one in particular that severely hurt our business on the days immediately preceding Valentine’s Day, which is an important event for us in February.”

They went on to note that “Spring fashions are reflecting a more vibrant color palette than last year which in turn is resulting in increased demand from our customers for more color in their costume jewelry and accessories to keep their looks up to the minute. We have responded with merchandise that offers variety both in color and tone. While it’s early in the year, we expect that as the weather warms up, demand for these new, bright looks will continue to increase.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

REPORTING			TOTAL	COMP. STORE
PERIOD	FY 2008	FY 2007	CHANGE	CHANGE
February	$98,898	$90,939	9%	1%
Year-to-Date	$98,898	$90,939	9%	1%

Quarterly Dividend
The Board of Directors has declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on March 30, 2007 to shareholders of record on March 20, 2007.

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of March 3, 2007, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 195 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 120 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com